Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into this 3rd day of January, 2022, with an effective date of January 10, 2022 (the “Effective Date”) by and between CytRx Corporation, a Delaware corporation (“Employer”), and Dr. Stephen Snowdy, an individual and resident of the State of Georgia (“Executive”).

WHEREAS, Employer desires to employ Executive, and Executive is willing to be employed by Employer, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1. Employment. Effective as of the Effective Date, Executive shall serve, as Employer’s Chief Executive Officer on the terms set forth herein.

2. Duties; Place of Employment. Executive shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to him from time to time by Employer’s Chairman of the Employer’s Board of Directors (the “Board”). Executive understands and agrees that his duties, title and authority may be changed from time to time in the discretion of Employer’s Chairman of the Board. Employer understands and agrees that Executive shall be entitled to render his services hereunder from his home.

3. Time and Efforts. Executive shall devote all of his business time, efforts, attention and energies to Employer’s business and to discharge his duties hereunder. Executive agrees that Executive will not engage in any other business or serve in any position with, or as a consultant or adviser to, any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of the Board. Upon consent, Executive may serve on the maximum of two public company boards. Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with Executive’s duties hereunder or create a business or fiduciary conflict, Executive will not be prohibited from (a) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors) and (b) managing Executive’s passive personal investments.

4. Term. The term (the “Term”) of Executive’s employment hereunder shall commence on the Effective Date and shall expire on December 31, 2022, unless sooner terminated in accordance with Section 6 or otherwise extended or renewed by mutual agreement of the parties. Neither Employer nor Executive shall have any obligation to extend or renew this Agreement. In the event that Executive’s employment has not theretofore been terminated as of December 31, 2022 and Employer has not offered to extend or renew Executive’s employment under this Agreement, upon expiration of the Term (and termination of Executive’s employment) on December 31, 2022, in lieu of any other severance benefits provided by Section 6, Employer shall continue to pay Executive his salary in accordance with Employer’s normal payroll practices as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2023 or (b) the date of Executive’s re-employment with another employer, whichever is earlier; provided that, as a condition to Employer’s obligations under this sentence, Executive shall have timely executed and delivered to Employer (and not revoked) a General Release of All Claims in the form attached hereto as Exhibit A (the “Release”). Executive shall notify Employer immediately in the event Executive accepts such employment with another employer.

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5. Compensation. As the total consideration for Executive’s services rendered hereunder, Employer shall pay or provide Executive the following compensation and benefits:

5.1. Salary. Executive shall be entitled to receive an annual salary of Five Hundred Thousand Dollars ($500,000) (the “Base Salary”), payable in accordance with Employer’s normal payroll policies and procedures. Executive’s salary shall be reviewed each year by the Board but will not be subject to decrease unless such decrease is part of an overall reduction effected for executive officers of Employer.

5.2. Annual Target Bonus. Executive shall be eligible to receive a bonus (the “Annual Bonus”) for each fiscal year of Employer during the term of this Agreement, in an amount determined by the Board, in its sole discretion, based on Executive’s attainment of certain performance criteria as established by the Board in its sole discretion. Except as otherwise provided by Section 6 below, Executive must be employed on the date any Annual Bonus for a fiscal year is paid to be eligible to receive such Annual Bonus. With respect to the Employer’s first fiscal year during the Term, such performance criteria shall include: (a) obtaining stockholder approval to increase Employer’s authorized capital to provide for the preferred stock conversion by Armistice Capital; and (b) raising $30 million to $35 million to fund Centurion BioPharma Corporation, as soon as possible, preferably either through non-dilutive financing, or equity financing on terms acceptable to both the Board of Centurion BioPharma and CytRx (this clause (b) referred to herein as the “Funding Raise”), as determined in all cases by the Board. Any bonus payable to Employee shall be paid no later than the last regular payroll of 2022.

5.3. Signing Bonus. Executive shall receive a one-time signing bonus in the amount of one hundred thousand dollars ($100,000.00), less applicable withholdings (the “Sign-On Bonus”), payable quarterly with the first payment made on the date that is ninety (90) days following the Effective Date.

5.4. Incentive Bonus. In addition to any other amounts set forth herein, Executive shall be eligible to receive an additional cash bonus equal to three percent (3%) of the amount of non-broker assisted funding raised pursuant to Section 5.2(b), payable within thirty (30) days of the Funding Raise received, provided Executive is employed by Employer on the date of such Funding Raise.

5.5. Stock Appreciation Rights. Employer from time-to-time establishes equity-based incentives for its executives, and Executive shall be eligible to participate in such programs in the discretion of the Board. On the Effective Date, Employer will grant Executive 300,000 cash-based stock appreciation rights with a base price equal to the closing price of Employer’s common stock on the date of grant (the “SARs”) The SARs shall be subject to the terms and conditions of Employer’s form of cash-based stock appreciation rights agreement, which terms shall include vesting in three substantially equal tranches on the first, second and third anniversary of the Effective Date.

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5.6. Stock Options in Centurion BioPharma Corporation. Executive shall be eligible to receive nonqualified stock options equal to two percent (2%) of the fully-diluted common stock of Centurion BioPharma Corporation (“Centurion”) (determined as of the date of grant) with an exercise price equal to the fair market value of Centurion on the date of grant, subject to the terms and conditions of a grant agreement, which shall include such terms that are required for such options to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5.7. Expense Reimbursement. Employer shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s duties in accordance with Employer’s usual practices and policies in effect from time to time.

5.8. Vacation. Executive shall accrue vacation days in accordance with Employer’s usual policies applicable to all employees at a rate of four weeks’ vacation time for each 12-month period during the Term, prorated for any partial year based upon the number of hours worked. Executive shall also be eligible for holidays, personal days, and sick leave in accordance with Employer’s usual policies applicable to all employees.

5.9. Executive Benefits. Executive shall be eligible to participate in all employee benefit plans and programs, fringe benefits and perquisites as in effect generally with respect to other senior officers of Employer, which will include no less than Medical, Dental, Vision, and Life Insurance plans. Employer reserves the right to amend, modify or terminate such plans or programs at any time.

5.10. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Executive.

6. Termination. This Agreement may be terminated as set forth in this Section 6.

6.1. Termination by Employer for Cause. Employer may terminate Executive’s employment hereunder for “Cause” upon written notice to Executive. “Cause” for this purpose shall mean any of the following:

(a) Executive’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Executive shall have previously received written notice from Employer stating the nature of such breach and affording Executive at least ten (10) days to correct such breach;

(b) Executive’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c) Executive’s act of fraud or dishonesty injurious to Employer or its reputation;

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(d) Executive’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Executive at least ten (10) days to correct the same;

(e) Executive’s act or omission that, in the reasonable determination of Employer’s Board (or a Committee of the Board), indicates alcohol or drug abuse by Executive; or

(f) Executive’s act or personal conduct that, in the judgment of Employer’s Board (or a Committee of the Board), gives rise to a material risk of liability of Executive or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of Executive’s employment by Employer for Cause, all compensation and benefits to Executive hereunder shall cease and Executive shall be entitled only to payment upon the effective date of termination of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.8 as of the date of such termination.

6.2. Termination by Employer without Cause or by Executive for Good Reason. Employer may also terminate Executive’s employment without Cause upon ten (10) days’ written notice to Executive and Executive may also terminate Executive’s employment for Good Reason (as defined below) upon ten (10) days’ written notice. Upon termination of Executive’s employment by Employer without Cause, all compensation and benefits to Executive hereunder shall cease and Executive shall be entitled to, subject to Section 19, (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, (2) any unpaid Annual Bonus that may have been awarded to Executive under Section 5.2 prior to such date, which shall be due and payable in accordance with Employer’s normal payroll practices or as otherwise required by California law, (3) all of Executive’s vested stock options and other equity awards as of the date of termination of Executive’s employment shall remain exercisable for their full term, subject to the terms of the applicable award agreements, (4) retain and have full ownership of all electronic devices provided to Executive (including, without limitation, a computer, telephone, tablet and printer), provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Executive, (5) an amount, which shall be due and payable within ten (10) days following the effective date of the Release, equal to six (6) months’ salary as provided in Section 5.1, provided, that if such termination occurs following a Change of Control (as hereinafter defined), then the amount described in this clause (5) shall be equal to twelve (12) months’ salary as provided in Section 5.1, any amount due under Section 5.2, and (6) continued participation, at Employer’s cost and expense, of Executive and his dependents for a period of six (6) months following such termination (twelve (12) months if such termination occurs on or following a Change of Control) in any Employer-sponsored group benefit plans in which Executive was participating as of the date of termination. Executive’s right to the compensation and benefits provided for in clauses (5) and (6) of this Section 6.2 shall be conditioned upon Executive having executed and delivered to Employer a General Release of All Claims in the form attached hereto as Exhibit A. For purposes of this Section 6.2:

(a) “Change of Control” shall have the meaning ascribed to the term “Corporate Transaction” in Employer’s 2019 Stock Incentive Plan, as such Plan may be amended from time to time and, to the extent required to comply with Section 409A of the Code, shall mean a change in control within the meaning of Section 409A of the Code.

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(b) “Good Reason” shall mean any material breach by Employer of the terms hereof that is not corrected by Employer within five (5) days after written notice by Executive to Employer, including, without limitation, (i) the assignment to Executive of any duties inconsistent in any respect with his position as Chief Executive Officer (including status, offices, titles, reporting requirements, authority, duties or responsibilities); or (ii) any failure by Employer to comply with its compensation obligations under this Agreement , inclusive of Executive Benefits afforded in Section 5.9. If Employee terminates his employment for Good Reason, subject to Employer’s right to cure as set forth above, the termination shall take effect on the effective date (determined under Section 15) of the written notice to Employer. Notwithstanding the foregoing, in the event Executive does not terminate his employment for Good Reason within thirty (30) days after the Employer’s failure to cure as provided herein, such condition giving rise to a “Good Reason” shall no longer constitute Good Reason for Executive to terminate his employment.

6.3 Death or Disability. In the event of Executive’s death or “Disability” (as defined below) during the Term, the Executive’s employment shall automatically cease and terminate as of the date of Executive’s death or the effective date of Employer’s written notice to Executive of its decision to terminate his employment by reason of his Disability, as the case may be, and Executive or his heirs or personal representative shall be entitled to the same payments and benefits, at the same times, as described in Section 6.2 for a termination of employment by Employer without Cause and all of Executive’s stock options and any other equity awards based on Employer securities held by Executive at the time of his death or Disability shall immediately vest in full and shall remain exercisable thereafter for their full term. In addition, Executive or his heirs or personal representative shall be entitled to retain and have full ownership of all electronic devices provided to Executive (including, without limitation, a computer, telephone and tablet); provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Executive or such heirs or personal representatives. Notwithstanding the foregoing or any provision of Section 6.2, Employer’s obligation to pay Executive the salary called for in Section 6.2 for the Severance Period following termination of his employment by reason of his Disability shall be subject to offset and shall be reduced by any and all amounts paid to Executive under any disability insurance policy paid or provided for by Employer as provided in Section 5.6 or otherwise. Executive’s “Disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Executive, as the case may be) with respect to Executive or, if no such policy is then in effect, shall mean Executive’s inability to fully perform his duties hereunder for any period of at least seventy-five (75) consecutive days or for a total of ninety (90) days, whether or not consecutive.

7. Confidentiality. While this Agreement is in effect and for a period of five (5) years thereafter, Executive shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Executive’s duties hereunder; provided, however, that with respect to trade secrets, Executive shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. Executive shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Executive’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Executive’s possession or under Executive’s control. Upon the expiration or earlier termination of Executive’s employment with Employer, or upon request by Employer, Executive shall deliver to Employer all such documents belonging to Employer, including any and all copies in Executive’s possession or under Executive’s control.

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8. Equitable Remedies; Injunctive Relief. Executive hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

9. Indemnification; Insurance. Employer and Executive acknowledge that, as the Chief Executive Officer of the Employer, Executive shall be a corporate officer of Employer and, as such, Executive shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement. Employer shall maintain Executive as an additional insured under its current policy of directors and officer’s liability insurance and shall use commercially reasonable efforts to continue to insure Executive thereunder, or under any replacement policies in effect from time to time, during the Term.

10. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Executive and his heirs and representatives; provided, that this Agreement may be assigned by Employer to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer.

12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Executive and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Executive, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

13. Amendment. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Executive). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

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14. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.

15. Notice. All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer:

CytRx Corporation

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

Facsimile:	(310) 826-5529
Attention:	Chairman of the Board of Directors

If to Executive:

Dr. Stephen Snowdy

1022 Reeder Circle NE

Atlanta GA 30306

16. Survival. Sections 7 through 16, 18, 19 and 20 shall survive the expiration or termination of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.

18. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.

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19. Section 409A of the Code. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon the Executive’s termination of employment shall be payable only upon the Executive’s “separation from service” with Employer within the meaning of Section 409A of the Code. To the extent necessary to comply with Section 409A of the Code, if the period during which the Executive has discretion to execute or to revoke the release of claims straddles two of the Executive’s taxable years, then Employer will provide benefits starting in the second of such taxable years, regardless of in which taxable year the Executive actually delivers the executed release to Employer. Further, to the extent that any post-termination payments to which Executive becomes entitled under this Agreement constitute deferred compensation subject to Section 409A of the Code, and Executive is deemed at the time of such termination to be a “specified employee” under Section 409A of the Code, then such payment will not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death following such “separation from service”. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or installments) in the absence of this Section 19 will be paid to Executive or Executive’s beneficiary in one lump sum.

20. No Interpretation of Ambiguities Against Drafting Party. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER”

CytRx Corporation

By:	/s/ Louis J. Ignarro
Dr. Louis Ignarro
Chairman of the Board

“EXECUTIVE”

/s/ Stephen Snowdy
Dr. Stephen Snowdy

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EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of _________, 20__ (“General Release”), by and between Dr. Stephen Snowdy (“Executive”) and CytRx Corporation, a Delaware corporation (“Employer”), with reference to the following facts:

WHEREAS, this General Release is provided for in, and is in furtherance of, the Employment Agreement, dated as of January 17, 2022, between Employer and Executive (the “Employment Agreement”);

WHEREAS, Executive desires to execute and deliver to Employer this General Release in consideration of Employer’s providing Executive with certain severance benefits pursuant to Section 4 or Section 6.2, as applicable, of the Employment Agreement; and

WHEREAS, Executive and Employer intend that this General Release shall be in full satisfaction of any and all obligations described in this General Release owed to Executive by Employer, except as expressly provided in this General Release.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, Executive and Employer agree as follows:

1. Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Employer and each of its agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, obligations, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with and services to Employer or any of its affiliates; (b) the termination of Executive’s employment with and services to Employer and any of its affiliates; or (c) any event whatsoever occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under any employment agreement between Executive, on the one hand, and Employer or its affiliates, on the other hand) and any action arising in tort including, but not limited to, libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act or the discrimination or employment laws of any state or municipality, and any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes, but is not limited to, a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with or services to Employer or any of its affiliates or the termination of that employment or those services; and any claims under the Worker Adjustment and Retraining Notification Act, California Labor Code Section 1400 et seq. or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver do not apply to: (i) the Executive’s rights to receive the compensation and benefits provided for in Section 5 or Section 6.2, as applicable, of the Employment Agreement: or (ii) Executive’s rights under any stock option, stock appreciation right or other equity agreement between Executive and Employer.

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2. Executive understands and agrees that he is expressly waiving all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Releasees. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this General Release is intended to include all claims, if any, which Executive may have and which he does not now know or suspect to exist in his favor against the Releasees and Executive understands and agrees that this Agreement extinguishes those claims.

3. Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive, however, waives Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge or lawsuit against the Releasees with any government agency or any court.

4. Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

5. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive acknowledges that he has been advised by his own legal counsel and has sought such other advice as he wishes with respect to the terms of this General Release before executing it;

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(d) Executive’s execution of this General Release has not been forced by any employee or agent of Employer, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e) Executive has not sold, assigned, transferred or conveyed any claim, demand, right, action, suit, cause of action or other interest that is the subject matter of this General Release.

6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of California, except for the application of preemptive Federal law.

7. Executive acknowledges that he is waiving his rights under the ADEA and the Older Worker’s Benefit Protection Act and therefore, in compliance with those statutes, acknowledges the following:

Executive acknowledges that he has been provided a minimum of twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it;

Executive acknowledges that he shall have seven (7) days from the date he executes this General Release to revoke his waiver and release of any ADEA claims only (but not his waiver or release hereunder of other claims) by providing written notice of the revocation to Employer, and that, in the event of such revocation, the provisions of Section 5 or clauses (3) through (5) of Section 6.2, as applicable, of the Employment Agreement shall thereupon become null and void and Employer shall be entitled to a return from Executive of all payments to Executive pursuant to such clauses;

Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement; and

Executive acknowledges that the consideration given in exchange for this waiver and release Agreement is in addition to anything of value to which he was already entitled.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:___________________, 20__	___________________________________________
Dr. Stephen Snowdy

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Schedule 1

Description of Duties

The duties of the Chief Executive Officer of CytRx Corporation (“Employer”) shall include, but not be limited to, the following:

●	obtaining stockholder approval to increase Employer’s authorized capital to provide for the preferred stock conversion by Armistice Capital

●	raise $30 million to $35 million to fund Centurion BioPharma Corporation, as soon as possible, preferably either through non-dilutive financing, or equity financing on the best possible terms with an acceptable pre-market value which is not built into our market cap

●	use best efforts to increase the share price to $3.00 for five consecutive days to obtain NASDAQ listing

●	build stockholder value by establishing good working relationships with major shareholders and Wall Street

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Schedule 2

Summary of Group Plans

1. See CytRx Corporation Executive Handbook, Part II dated January 2020, which is incorporated herein by reference.

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